Exhibit 3.1
TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
MAN SANG INTERNATIONAL (B.V.I.) LIMITED
(a company limited by shares)
(Adopted by way of resolution of sole member on [ ] 2009)

TABLE OF CONTENTS

INTERPRETATION		1
1.	Definitions	1
SHARES		4
2.	Power to Issue Shares	4
3.	Power of the Company to Purchase its Shares	5
4.	Treatment of Purchased, Redeemed or Acquired Shares	5
5.	Treasury Shares	5
6.	Consideration	6
7.	Forfeiture of Shares; Lien on Shares	6
8.	Share Certificates	7
9.	Fractional Shares	8
REGISTRATION OF SHARES		8
10.	Register of Members	8
11.	Registered Holder Absolute Owner	9
12.	Transfer of Registered Shares	9
13.	Transmission of Registered Shares	10
ALTERATION OF SHARES		10
14.	Power to Alter Shares	10
15.	Restrictions on the Division of Shares	11
DISTRIBUTIONS		11
16.	Distributions	11
17.	Power to Set Aside Profits	11
18.	Unauthorised Distributions	12
19.	Distributions to Join	12
MEETINGS OF MEMBERS		12
20.	General Meetings	12
21.	Location	12
22.	Requisitioned General Meetings	12
23.	Notice	12
24.	Giving Notice	13
25.	Service of Notice	13
26.	Participating in Meetings	13
27.	Quorum at General Meetings	14
28.	Chairman to Preside	14
29.	Voting on Resolutions	14
30.	Power to Demand a Vote on a Poll	15
31.	Voting by Joint Holders of Shares	15
32.	Instrument of Proxy	15
33.	Representation of Members	16
34.	Adjournment of General Meetings	16
35.	Business at Adjourned Meetings	17
36.	Directors Attendance at General Meetings	17
DIRECTORS AND OFFICERS		17
37.	Election of Directors	17
38.	Number of Directors	18
39.	Term of Office of Directors	18
40.	Alternate and Reserve Directors	18
41.	Removal of Directors	18
42.	Vacancy in the Office of Director and Additions to the Board	19
43.	Remuneration of Directors	19
44.	Resignation of directors	19
45.	Directors to Manage Business	20
46.	Board Committees	20
47.	Officers and Agents	21
48.	Removal of Officers and Agents	22

49.	Duties of Officers	22
50.	Remuneration of Officers	23
51.	Standard of Care	23
52.	Conflicts of Interest	23
53.	Indemnification and Exculpation	23
MEETINGS OF THE BOARD OF DIRECTORS		24
54.	Board Meetings	24
55.	Notice of Board Meetings	24
56.	Participation in Meetings by Telephone	25
57.	Quorum at Board Meetings	25
58.	Board to Continue in the Event of Vacancy	25
59.	Chairman to Preside	25
CORPORATE RECORDS		25
60.	Documents to be Kept	25
61.	Form and Use of Seal	26
ACCOUNTS		26
62.	Books of Account	26
63.	Form of Records	27
64.	Financial Statements	27
65.	Distribution of Accounts and audit	27
66.	Reports and Accounts	27
67.	Appointment of Auditor	28
68.	Duties of Auditor	28
69.	Access to Records	28
70.	Auditor Entitled to Notice	28
BUSINESS COMBINATIONS		28
71.	Business Combinations	28
FUNDAMENTAL CHANGES		33
72.	Changes	33
73.	Continuation under Foreign Law	33
WINDING UP		34
74.	Winding up	34

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INTERPRETATION
1. Definitions
1.1	In these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Act	BVI Business Companies Act, 2004, as from time to time amended or restated.

Articles	these Articles of Association as originally registered or as from time to time amended or restated.

Auditors	the persons for the time being performing the duties of auditors of the Company.

Board	the board of directors appointed or elected pursuant to these Articles and acting by resolution in accordance with the Act and these Articles or the directors present at a meeting of directors at which there is a quorum.

Company	Man Sang International (B.V.I.) Limited.

Designated Stock Exchange	the NYSE Amex stock exchange (formerly known as The American Stock Exchange) or any other securities exchange or other system on which the shares of the Company may be listed or otherwise authorized for trading from time to time.

Distribution	(a) the direct or indirect transfer of an asset, other than the Company’s own shares, to or for the benefit of a Member; or
(b) the incurring of a debt to or for the benefit of a Member, in relation to shares held by a Member and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of shares, a transfer of indebtedness or otherwise, and includes a dividend.

Dollars and $	dollars, the legal currency of the United States of America.

Exchange Act	the Securities Exchange Act of 1934, as amended.

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Group	the Company and every company which is for the time being controlled by or under common control with the Company (for these purposes, “control” means the power to direct management or policies of the person in question, whether by means of an ownership interest or otherwise).

Independent Director	a person recognized as such by the relevant code, rules and regulations applicable to the listing of the shares on the Designated Stock Exchange.

Member	a person whose name is entered in the Register as the holder of one or more shares, or fractional shares, in the Company including Ordinary Shares or Preferred Shares.

Memorandum	the Memorandum of Association of the Company as originally registered or as from time to time amended or restated.

Ordinary Resolution of Members	(a) a resolution approved at a duly constituted meeting of Members by the affirmative vote of a simple majority of the votes of those Members entitled to vote and voting on the resolution; or
(b) a resolution approved or consented to in writing by a majority of Members holding not less than one half of the issued and outstanding voting shares of the Company.

Ordinary Share	ordinary shares in the capital of the Company each with par value of US$0.001 having the rights, privileges and restrictions as set out in Section 6.2 of the Memorandum.

Preferred Share	preferred shares in the capital of the Company each with par value of US$0.001 having the rights, privileges and restrictions as set out in Section 6.1 of the Memorandum.

Register	the principal register and where applicable, any branch register of Members of the Company to be maintained at such place within or outside the British Virgin Islands as the Board shall determine from time to time.

Resolution of Directors	(a) a resolution approved at a duly constituted meeting of directors or of a board committee of the Company by the affirmative vote of a simple majority of the directors present who voted and did not abstain; or
(b) a resolution approved or consented to in writing by all of the directors or of all the members of the committee, as

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the case may be, provided that for this paragraph (b) only, “director” shall not include an alternate.

Resolution of Members	a Special Resolution of Members or an Ordinary Resolution of Members.

Seal	the common seal of the Company.

SEC	the United States Securities and Exchange Commission.

Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary.

Securities	shares and debt obligations of every kind, and options, warrants and rights to acquire shares, or debt obligations.

share	a share of any class in the capital of the Company and including, without limitation, an Ordinary Share and a Preferred Share.

Special Resolution of Members	a resolution shall be a special resolution when it has been passed by a majority of not less than two-thirds of votes cast by such Members as, being entitled so to do, vote in person or, in the case of such Members as are corporations, by their respective duly authorised representative or, where proxies are allowed, by proxy at a general meeting of which not less than ten (10) clear days’ Notice, specifying (without prejudice to the power contained in these Articles to amend the same) the intention to propose the resolution as a special resolution, has been duly given. Provided that, except in the case of an annual general meeting, if it is so agreed by a majority in number of the Members having the right to attend and vote at any such meeting, being a majority together holding not less than ninety-five (95) per cent in nominal value of the shares giving that right and in the case of an annual general meeting, if it is so agreed by all Members entitled to attend and vote thereat, a resolution may be proposed and passed as a special resolution at a meeting of which less than ten (10) clear days’ Notice has been given.

a special resolution shall be effective for any purpose for which an ordinary resolution is expressed to be required under any provision of these Articles or the Act.

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a resolution shall also be a special resolution when it has been consented to in writing by a majority of Members holding not less than two thirds of the issued and outstanding voting shares of the Company.

Treasury Share	a share of the Company that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled.
1.2	In these Articles, where not inconsistent with the context:
(a)	words denoting the plural number include the singular number and vice versa;
(b)	words denoting the masculine gender include the feminine and neuter genders;
(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;
(d)	a reference to voting in relation to shares shall be construed as a reference to voting by Members holding the shares, except that it is the votes allocated to the shares that shall be counted and not the number of Members who actually voted and a reference to shares being present at a meeting shall be given a corresponding construction;
(e)	a reference to money is unless otherwise stated a reference to the currency in which shares of the Company shall be issued;
(f)	the words:-
(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative; and
(g)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Articles.
1.3	In these Articles, expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.
1.4	Headings used in these Articles are for convenience only and are not to be used or relied upon in the construction hereof.
SHARES
2.	Power to Issue Shares
2.1	Subject to the provisions of the Memorandum, the Act and the rules of the Designated Stock Exchange, the unissued shares of the Company shall be at the disposal of the directors who may, without prejudice to any rights previously conferred on the holders of any existing shares or class

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or series of shares, offer, allot, grant options over or otherwise dispose of the shares to such persons, at such times and upon such terms and conditions as the Company may by Resolution of Directors determine.
2.2	At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board, including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the issued shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.
3.	Power of the Company to Purchase its Shares
3.1	The directors may, on behalf of the Company, subject to an Ordinary Resolution of Members (including the written consent of all the Members whose shares are to be purchased, redeemed or otherwise acquired), purchase, redeem or otherwise acquire any of the Company’s own shares for such consideration as they consider fit, and either cancel or hold such shares as Treasury Shares; provided, however, that with respect to repurchases of the Company’s shares that are listed on a Designated Stock Exchange, such repurchase transactions shall be in accordance with the relevant code, rules and regulations applicable to the listing of the shares on the Designated Stock Exchange. The directors may dispose of any shares held as Treasury Shares on such terms and conditions as they may from time to time determine. Shares may be purchased or otherwise acquired in exchange for newly issued Shares.
3.2	Sections 60 and 61 of the Act shall not apply to the Company.
4.	Treatment of Purchased, Redeemed or Acquired Shares
4.1	Subject to Article 4.2, a share that the Company purchases, redeems or otherwise acquires may be cancelled or held by the Company as a Treasury Share.
4.2	The Company may only hold a share that has been purchased, redeemed or otherwise acquired as a Treasury Share if the number of shares purchased, redeemed or otherwise acquired, when aggregated with shares of the same class already held by the Company as Treasury Shares, does not exceed 50% of the shares of that class previously issued by the Company, excluding shares that have been cancelled.
5.	Treasury Shares
5.1	Treasury Shares may be transferred by the Company and the provisions of the Act, the Memorandum and these Articles that apply to the issue of shares apply to the transfer of Treasury Shares.
5.2	All the rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by or against the Company while it holds the share as a Treasury Share.

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6.      Consideration
6.1	A share may be issued for consideration in any form, including money, a promissory note or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

6.2	No share may be issued for a consideration other than money unless the directors pass a resolution stating:
(a)	the amount to be credited for the issue of the share;

(b)	their determination of the reasonable present cash value of the non-money consideration for the issue; and

(c)	that, in their opinion, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the share.
6.3	No share may be issued by the Company that:
(a)	increases the liability of a person to the Company; or

(b)	imposes a new liability on a person to the Company,
unless that person, or an authorised agent of that person, agrees in writing to becoming the holder of the share.
6.4	Shares in the Company may be issued for such amount of consideration as the Board may from time to time determine, except that in the case of shares with par value, the amount shall not be less than the par value, and in the absence of fraud, the decision of the Board as to the value of the consideration received by the Company in respect of the issue in conclusive unless a question of law is involved. The consideration in respect of the shares constitutes capital to the extent of the par value and the excess constitutes surplus.
7.      Forfeiture of Shares; Lien on Shares
7.1	Where a share is not fully paid for on issue, the directors may, subject to the terms on which the share was issued, at any time serve upon the Member a written notice of call specifying a date for payment to be made.

7.2	The written notice of call shall name a further date not earlier than the expiration of fourteen days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice, the share will be liable to be forfeited.

7.3	Where a notice complying with the foregoing provisions has been issued and the requirements of the notice have not been complied with, the directors by Resolution of Directors may, at any time before tender of payment forfeit and cancel the share to which the notice relates. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

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7.4	Upon forfeiture and cancellation pursuant to Article 7.3, the Company shall be under no obligation to refund any moneys to that Member and that Member shall be discharged from any further obligation to the Company as regards the forfeited share.

7.5	The Company shall have a first and paramount lien on every share issued for a promissory note or for any other binding obligation to contribute money or property or any combination thereof to the Company, and the Company shall also have a first and paramount lien on every other share standing registered in the name of a Member, whether singly or jointly with any other person, for all such promissory notes or other binding obligations of such Member or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such Member, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Member or his estate and any other person, whether a Member of the Company or not. The Company’s lien on a share shall extend to all dividends payable thereon. The directors may at any time either generally, or in any particular case, waive any lien that has arisen or declare any share to be wholly or in part exempt from the provisions of this Article.

7.6	In the absence of express provisions regarding sale in the promissory note or other binding obligation to contribute money or property, the Company may sell, in such manner as the directors may by Resolution of Directors determine, any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of twenty-one days after a notice in writing, stating and demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment, has been served on the holder for the time being of the share.

7.7	The net proceeds of the sale by the Company of any shares on which it has a lien shall be applied in or towards payment of discharge of the promissory note or other binding obligation to contribute money or property or any combination thereof in respect of which the lien exists so far as the same is presently payable and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the holder of the share immediately before such sale. For giving effect to any such sale the directors may authorize some person to transfer the share sold to the purchaser thereof. The purchaser shall be registered as the holder of the share and he shall not be bound to see to the application of the purchase money, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the sale.
8.      Share Certificates
8.1	The Company shall not be required to issue certificates in respect of its shares to a Member, but may elect to do so by Resolution of Directors upon the request and at the expense of the Member. If the Company issues share certificates, the certificates shall be signed by at least one director or such other person who may be authorized by Resolution of Directors to sign share certificates, or shall be under the common seal of the Company, with or without the signature of any director, and the signature and common seal may be facsimiles.

8.2	Any Member receiving a share certificate for registered shares shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may

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incur by reason of wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a share certificate for registered shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a Resolution of Directors.
9.      Fractional Shares
The Company may issue fractional shares and a fractional share shall have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.
REGISTRATION OF SHARES
10.    Register of Members
10.1	The directors shall cause there to be kept a Register in which there shall be recorded the name and address of each Member, the number of each class and series of shares held by each Member, the date on which the name of each Member was entered in the Register and the date upon which any person ceased to be a Member.

10.2	The Register may be in such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Unless the directors otherwise determine, the magnetic, electronic or other data storage form shall be the original Register.

10.3	The Company may keep an overseas or local or other branch Register resident in any place (in accordance with the laws applicable to maintaining such an overseas or local or other branch Register in such place), and the Board may make and vary such regulations as it determines in respect of the keeping of any such register and maintaining a Registration Office in connection therewith.

10.4	The Register including any overseas or local or other branch Register may, after notice has been given by advertisement in an appointed newspaper or any other newspapers in accordance with the requirements of the Designated Stock Exchange or by any electronic means in such manner as may be accepted by the Designated Stock Exchange to that effect, be closed at such times or for such periods not exceeding in the whole thirty days in each year as the Board may determine and either generally or in respect of any class of shares. If the Register shall be so closed for the purposes of determining Members’ entitlement to notice of or to vote at a meeting of Members, such Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

10.5	In lieu of or apart from closing the Register, the Board may fix in advance a date as the record date for any such determination of Members’ entitlement to notice of or to vote at a meeting of the Members, and for the purpose of determining the Members’ entitlement to receive payment of any dividend, the Board may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination. The Board shall give not less than 10 days and not more than 60 days prior written notice for fixing any such record date for determination of dividend entitlement to those persons whose names on the date the declaration is made appear as Members in the Register of the Company.

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11.    Registered Holder Absolute Owner
11.1	The entry of the name of a person in the Register as a holder of a share in the Company is prima facie evidence that legal title in the share vests in that person.

11.2	The Company may treat the holder of a registered share as the only person entitled to:
(a)	exercise any voting rights attaching to the share;

(b)	receive notices;

(c)	receive a distribution in respect of the share; and

(d)	exercise other rights and powers attaching to the share.
12.    Transfer of Registered Shares
12.1	Registered shares in the Company shall be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee. Shares may be transferred without a written instrument if transferred in accordance with the Act.

12.2	The instrument of transfer shall also be signed by the transferee if registration as a holder of the share imposes a liability to the Company on the transferee.

12.3	The instrument of transfer shall be sent to the Company for registration.

12.4	The Company shall, on receipt of an instrument of transfer, enter the name and address of the transferee of the share in the Register unless the directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in the resolution.

12.5	The directors are permitted to pass a Resolution of Directors refusing or delaying the registration of a transfer where they reasonably determine that it is in the best interest of the Company to do so. Without limiting the generality of the foregoing, the directors may refuse or delay the registration of a transfer of shares if the transferor has failed to pay an amount due in respect of those shares.

12.6	Where the directors pass a resolution to refuse or delay the registration of a transfer, the Company shall, as soon as practicable, send the transferor and the transferee a notice of the refusal or delay.

12.7	The transfer of a share is effective when the name of the transferee is entered in the Register and the Company shall not be required to treat a transferee of a share in the Company as a Member until the transferee’s name has been entered in the Register.

12.8	If the directors are satisfied that an instrument of transfer has been signed but that the instrument has been lost or destroyed, they may resolve:

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(a)	to accept such evidence of the transfer of the shares as they consider appropriate; and

(b)	that the transferee’s name should be entered in the Register.
13.    Transmission of Registered Shares
13.1	The personal representative of a deceased Member, the guardian of an incompetent Member or the trustee of a bankrupt Member shall be the only person recognised by the Company as having any title to the Member’s share.

13.2	Any person becoming entitled by operation of law or otherwise to a share in consequence of the death, incompetence or bankruptcy of any Member may be registered as a Member upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a Member shall for all purposes be deemed to be a transfer of the share of the deceased, incompetent or bankrupt Member and the directors shall treat it as such.

13.3	Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any Member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share and such request shall likewise be treated as if it were a transfer.

13.4	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

13.5	The production to the Company of any document which is evidence of probate of the will, or letters of administration of the estate, or confirmation as executor, of a deceased Member or of the appointment of a guardian of an incompetent Member or the trustee of a bankrupt Member shall be accepted by the Company even if the deceased, incompetent or bankrupt Member is domiciled outside the British Virgin Islands if the document evidencing the grant of probate or letters of administration, confirmation as executed appointment as guardian or trustee in bankruptcy is issued by a foreign court which had competent jurisdiction in the matter. For the purpose of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice. The directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.
ALTERATION OF SHARES
14.    Power to Alter Shares
14.1	The Company may by an Ordinary Resolution of Members amend the Memorandum to increase or reduce the maximum number of shares that the Company is authorised to issue.

14.2	Subject to the Memorandum and these Articles, the Company may by an Ordinary Resolution of Members:
(a)	divide its shares, including issued shares, into a larger number of shares; or

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(b)	combine its shares, including issued shares, into a smaller number of shares;
provided that, where shares are divided or combined, the aggregate par value (if any) of the new shares must be equal to the aggregate par value (if any) of the original shares.
14.3	A division or combination of shares, including issued shares, of a class or series shall be for a larger or smaller number, as the case may be, of shares in the same class or series.
15.	Restrictions on the Division of Shares
The Company shall not divide its shares if it would cause the maximum number of shares that the Company is authorised to issue to be exceeded.
DISTRIBUTIONS
16.	Distributions
16.1	The directors may, by Resolution of Directors, authorise a Distribution by the Company to Members at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately after the Distribution, the value of the Company’s assets exceeds its liabilities and the Company is able to pay its debts as they fall due. The resolution shall include a statement to that effect.
16.2	Notice of any Distribution that may have been authorised shall be given to each Member entitled to the Distribution in the manner provided in Article 24.
16.3	No Distribution shall bear interest as against the Company.
16.4	Any distribution payable in respect of a share which has remained unclaimed for three years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed distribution may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect thereof.
16.5	The Company shall be entitled to cease sending distributions by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions, or, following one such occasion reasonable enquiries have failed to establish the Member’s new address. The entitlement conferred on the Company by this Article in respect of any Member shall cease if the Member claims a distribution or cashes a cheque or warrant.
17.	Power to Set Aside Profits
The directors may, before authorising any Distribution, set aside out of the profits of the Company such sum as they think proper as a reserve fund, and may invest the sum so set apart as a reserve fund upon such securities as they may select.

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18.	Unauthorised Distributions
18.1	If, after a Distribution is authorised and before it is made, the directors cease to be satisfied on reasonable grounds that immediately after the Distribution the value of the Company’s assets exceeds its liabilities and the Company is able to pay its debts as they fall due, such Distribution is deemed not to have been authorised.
18.2	A Distribution made to a Member at a time when, immediately after the Distribution, the value of the Company’s assets did not exceed its liabilities and the Company was not able to pay its debts as they fell due, is subject to recovery in accordance with the provisions of the Act.
19.	Distributions to Join
If several persons are registered as joint holders of any shares, any one of such persons may give an effectual receipt for any Distribution payable in respect of such shares.
MEETINGS OF MEMBERS
20.	General Meetings
20.1	A meeting of Members for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at least once in every calendar year on such date within 6 months from the date of the financial year end of the Company and on such date and at such times and in such manner as the directors consider desirable.
20.2	The directors, by Resolution of Directors, may convene such other meetings of Members at such times and in such manner as the directors consider necessary or desirable, or as required or permitted by applicable law or the relevant code, rules or regulations applicable to the listing of the shares on the Designated Stock Exchange.
21.	Location
Any meeting of the Members may be held in such place within or outside the British Virgin Islands as the directors consider appropriate.
22.	Requisitioned General Meetings
The directors shall call a meeting of the Members if requested in writing to do so by Members entitled to exercise at least thirty percent of the voting rights in respect of the matter for which the meeting is being requested.
23.	Notice
23.1	The directors shall give not less than 10 days and not more than 60 days prior written notice of meetings of Members to those persons whose names on the date the notice is given appear as Members in the Register of the Company and are entitled to vote at the meeting.
23.2	The directors may fix the date notice is given of a meeting, or such other date as may be specified in the notice, as the record date for determining those members that are entitled to vote

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at the meeting, provided any such date shall not be more than 60 days nor less than 10 days before the date of such meeting.
23.3	The notice shall include the purpose or purposes of the meeting, the place, date and hour of the meeting and, unless it is an annual meeting, shall indicate that the notice is being issued by or at the direction of the person calling the meeting, and, in any event, shall specify such details as are required by applicable law or the relevant code, rules and regulations applicable to the listing of the shares on the Designated Stock Exchange.
23.4	The inadvertent failure of the directors to give notice of a meeting to a Member, or the fact that a Member has not received notice, does not invalidate the meeting.
24.	Giving Notice
24.1	A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member’s address in the Register or to such other address given for the purpose. Notice may be sent by mail, courier service, cable, telex, telecopier, facsimile or other mode of representing words in a legible form.
24.2	Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register and notice so given shall be sufficient notice to all the holders of such shares.
25.	Service of Notice
25.1	Save as provided in Article 25.2, any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile or other method as the case may be.
25.2	Mail notice shall be deemed to have been served seven days after the date on which it is deposited, with postage prepaid, in the mail of any member state of the European Union, the United States, or the British Virgin Islands.
25.3	The Company shall be under no obligation to send a notice or other document to the address shown for any particular Member in the Register if the Board considers that the legal or practical problems under the laws of, or the requirements of any regulatory body or stock exchange in, the territory in which that address is situated are such that it is necessary or expedient not to send the notice or document concerned to such Member at such address and may require a Member with such an address to provide the Company with an alternative acceptable address for delivery of notices by the Company.
26.	Participating in Meetings
26.1	A person may participate at a meeting of Members in person or by proxy and may also be permitted to attend by conference telephone or other electronic means if all Members

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participating in the meeting are able to hear each other. Participation by a person in a meeting by conference telephone or other electronic means is treated as presence in person at that meeting.
26.2	The Board and/or the chairman of a meeting may make any arrangement and impose any requirement or restriction it or he considers appropriate to ensure the security of a meeting, including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of personal property and the restriction of items that may be taken into the meeting place. The Board and/or the chairman are entitled to refuse entry to a person who refuses to comply with such arrangements, requirements or restrictions.
27.	Quorum at General Meetings
27.1	A meeting of Members is properly constituted if at the commencement of the meeting there are 2 Members present in person or by proxy or (in the case of a Member being a corporation) by its duly authorised representative representing not less than one third of the votes of the shares or class or series of shares entitled to vote on Resolutions of Members to be considered at the meeting.
27.2	If within thirty minutes from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved; in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting a quorum is not present within 30 minutes from the time appointed for the meeting, the Member or Members present and entitled to vote shall be quorum.
27.3	If a quorum is present, notwithstanding the fact that such quorum may be represented by only one person then such person may resolve any matter and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy form shall constitute a valid Resolution of Members.
28.	Chairman to Preside
At every meeting of Members, the chairman of the Board shall preside as chairman of the meeting. If there is no chairman of the Board or if the chairman of the Board is not present at the meeting, the Members present shall choose some one of their number to be the chairman. If the Members are unable to choose a chairman for any reason, then the person representing the greatest number of voting shares present in person or by proxy at the meeting shall preside as chairman.
29.	Voting on Resolutions
29.1	Subject to any rights and restrictions for the time being attached to any class or classes of shares, every Member present in person or by proxy at a meeting of the Members shall have one vote and on a poll every Member and every person representing a Member by proxy shall have one vote for each issued and outstanding voting share registered in his name, or the name of the person represented by proxy, in the Register of Members. Subject to any provisions to the contrary in the Act or in the Memorandum or these Articles, holders of the Ordinary Shares and Preferred Shares shall vote together as one class.

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29.2	At any meeting of the Members the chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof.
30.	Power to Demand a Vote on a Poll
If the chairman shall have any doubt as to the outcome of any resolution put to the vote, he shall cause a poll to be taken of all votes cast upon such resolution, but if the chairman shall fail to take a poll then any Member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall thereupon cause a poll to be taken. If a poll is taken at any meeting, the result thereof shall be duly recorded in the minutes of that meeting by the chairman. On a poll, votes may be given either personally or by proxy.
31.	Voting by Joint Holders of Shares
The following shall apply where shares are jointly owned: (a) if two or more persons hold             shares jointly each of them may be present in person or by proxy at a meeting of Members and may speak as a Member; (b) if only one of the joint owners is present in person or by proxy he may vote on behalf of all of them; and (c) if two or more of the joint owners are present in person or by proxy they must vote as one.
32.	Instrument of Proxy
32.1	A Member may be represented at a meeting of Members by a proxy (who need not be a Member) who may speak and vote on behalf of the Member.
32.2	An instrument appointing a proxy may be any usual or common form or such other form as the directors may approve, subject to such rules and procedures as required by applicable law or the relevant code, rules and regulations applicable to the listing of the shares on the Designated Stock Exchange. The rules and procedures relating to the depositing or filing of proxies and voting pursuant to a proxy and any other matter incidental thereto shall, if not otherwise provided for in the Articles, may also be approved by the Board, subject, in any case, to such rules and procedures as required by applicable law or the relevant code, rules and regulations applicable to the listing of the shares on the Designated Stock Exchange.
32.3	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointer or his attorney duly authorized in writing, or if the appointer is a corporation under the hand of an officer or attorney duly authorized in that behalf. A proxy need not be a Member of the Company.
32.4	The chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.
32.5	The Company shall solicit proxies and provide proxy statements for all meetings of Members. The instrument appointing a proxy shall be delivered to such place or places (if any) as may be

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specified for that purpose in or by way of not to or in any document accompanying the notice convening the meeting not less than 48 hours before the time appointed for the meeting or adjourned meeting at which the person named in the instrument proposes to vote and in default the instrument of proxy shall not be treated as valid.
32.6	No instrument of proxy shall valid after the expiration of 12 months from the date named in it as the date of its execution.
32.7	Delivery of an instrument appointing a proxy shall not preclude a Member from attending and voting in person at the meeting convened and in such event, the instrument appointing a proxy shall be deemed to be revoked.
32.8	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the instrument of proxy or of the authority under which it was executed, provided that no notification in writing of such death, insanity or revocation shall have been received by the Company at such place as may be specified for the delivery of instruments of proxy in the notice convening the meeting or other documents sent therewith two hours at least before the commencement of the meting at which the instrument of proxy is used.
33.	Representation of Members
33.1	Any person other than an individual which is a Member may by resolution in writing (certified or signed by a duly authorised person) of its directors or other governing body authorise such person as it thinks fit to act as its representative (in this Article, “Representative”) at any meeting of the Members or at the meeting of the Members of any class or series of shares and the Representative shall be entitled to exercise the same powers on behalf of the Member which he represents as that Member could exercise if it were an individual.
33.2	The right of a Representative shall be determined by the law of the jurisdiction where, and by the documents by which, the Member is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any Member.
34.	Adjournment of General Meetings
34.1	The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place.
34.2	The chairman may adjourn the meeting to another time and place without consent or direction of the meeting if it appears to him that:
(a)	it is likely to be impracticable to hold or continue that meeting because of the number of Members wishing to attend who are not present; or
(b)	the unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

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(c)	an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.
35.	Business at Adjourned Meetings
No business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.
36.	Directors Attendance at General Meetings
Directors of the Company may attend and speak at any meeting of Members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.
DIRECTORS AND OFFICERS
37.	Election of Directors
37.1	The first registered agent of the Company shall appoint one or more persons as the first director or directors of the Company. The first director or directors may at the first meeting of directors elect any number of additional directors as it or they may determine up to the maximum number set by Article 38. Thereafter, the directors shall be elected in accordance with the following Articles.
37.2	Only persons who are proposed or nominated in accordance with this Article shall be eligible for election as directors. Any Member or the Board may propose any person for election as a director. Where any person, other than a director retiring at the meeting or a person proposed for re-election or election as a director by the Board, is to be proposed for election as a director, notice must be given to the Company of the intention to propose him and of his willingness to serve as a director. Such notice must be given not later than 10 days following the earlier of the date on which notice of the general meeting was posted to the Members or the date on which public disclosure of the date of the next general meeting was made.
37.3	Where the number of persons validly proposed for re-election or election as a director is greater than the number of directors to be elected, the persons receiving the most votes (up to the number of directors to be elected) shall be elected as directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such directors.
37.4	A director shall not require a share qualification, and may be an individual or a company.
37.5	Any director which is a body corporate may appoint any person its duly authorised representative for the purpose of representing it at meetings of the Board or with respect to unanimous written consents.
37.6	The Board shall have a Chairman of the Board elected and appointed by a majority of the directors then in office. The period for which the Chairman will hold office will also be determined by a majority of the directors then in office.

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38.	Number of Directors
Unless otherwise determined by an Ordinary Resolution of Members, the number of directors shall not be less than one and shall not be more than nine. For so long as shares are listed on a Designated Stock Exchange, the Board shall include such number of Independent Directors as applicable law or the relevant code, rules and regulations applicable to the listing of the shares on the Designated Stock Exchange require.
39.	Term of Office of Directors
Each director shall hold office for a term, not exceeding a maximum of three years, as may be specified in the resolution appointing him or until his earlier death, resignation or removal.
40.	Alternate and Reserve Directors
40.1	A director may by a written instrument appoint an alternate who need not be a director and an alternate is entitled to attend meetings in the absence of the director who appointed him and to vote in place of the director.
40.2	Where the Company has only one Member who is an individual and that Member is also the sole director, the sole member/director may, by instrument in writing, nominate a person who is not disqualified from being a director under the Act as a reserve director in the event of his death.
40.3	The nomination of a person as a reserve director ceases to have effect if: (a) before the death of the sole Member/director who nominated him he resigns as reserve director, or the sole Member/director revokes the nomination in writing, or (b) the sole Member/director who nominated him ceases to be the sole Member/director for any reason other than his death.
41.	Removal of Directors

41.1	A director may be removed from office, with cause:
(a)	by an Ordinary Resolution of Members at a meeting of the Members called for the purpose of removing the director or for purposes including the removal of the director; or
(b)	by an Ordinary Resolution of Members consented to in writing by a majority of Members holding not less than one half of the issued and outstanding voting shares of the Company.
41.2	A director may be removed from office without cause:
(a)	by a Special Resolution of Members at a meeting of the Members called for the purpose of removing the director or for purposes including the removal of the director; or
(b)	by a Special Resolution of Members consented to in writing by a majority of Members holding not less than two thirds of the issued and outstanding voting shares of the Company.

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41.3	Notice of a meeting called under Article 41.1(a) or Article 41.2(a) shall state that the purpose of the meeting is, or the purposes of the meeting include, the removal of a director.
41.4	For the purposes of Article 41.1, “cause” shall mean a conviction for a criminal offence involving dishonesty or engaging in conduct which brings the director or the Company into disrepute and which results in material financial detriment to the Company.
42.	Vacancy in the Office of Director and Additions to the Board
42.1	Notwithstanding Article 37, the directors may appoint one or more directors to fill a vacancy on the Board or as an addition to the Board.
42.2	For the purposes of this Article, there is a vacancy on the Board if a director dies or otherwise ceases to hold office as a director prior to the expiration of his term of office or there is otherwise a vacancy in the number of directors as fixed pursuant to Article 38.
42.3	The term of any appointment to fill a vacancy may not exceed the term that remained when the person who has ceased to be a director left or otherwise ceased to hold office.
42.4	Any director appointed by the Board as an addition to the existing Board shall hold office only until the next following annual general meeting of the Company and shall then be eligible for re-election.
43.	Remuneration of Directors
43.1	Directors, as such, shall not receive any stated salary for their services, but by a Resolution of Directors a fixed sum may be allowed for attendance at each meeting of the Board. Each director shall also be entitled to be repaid or prepaid all travelling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Board or committees of the Board or meetings of any class of shares or debentures of the Company or otherwise in connection with the discharge of his duties as a director.
43.2	Any director, who by request, goes or resides abroad for any purpose of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for by or pursuant to any other Article.
43.3	Nothing in these Articles shall be construed to preclude any director from serving the Company in any other capacity and receiving remuneration therefor.
44.	Resignation of directors
A director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice.

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45.	Directors to Manage Business
45.1	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the directors.
45.2	The directors have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company, and may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.
45.3	The directors may authorise the payment of all expenses incurred preliminary to and in connection with the formation and registration of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or these Articles required to be exercised by the Members of the Company, subject to any delegation of such powers as may be authorised by these Articles and to such requirements as may be prescribed by an Ordinary Resolution of Members; but no requirement made by an Ordinary Resolution of Members shall prevail if it is inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.
45.4	Subject to the provisions of the Act, all cheques, promissory notes, draft, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.
46.	Board Committees
46.1	The directors may, by a Resolution of Directors, designate one or more board committees, each consisting of one or more directors.
46.2	The Board may, and, if required by applicable law or the listing rules of the Designated Stock Exchange, shall, designate an audit committee, compensation committee and nominating and corporate governance committee, as committees of the board of directors. The committees of the Board shall include such number of Independent Directors as applicable law or the relevant code, rules and regulations applicable to the listing of the shares on the Designated Stock Exchange require.
46.3	If required by applicable law or the relevant code, rules and regulations applicable to the listing of the shares on the Designated Stock Exchange, the Board shall adopt a formal written committee charter for a board committee and review and assess the adequacy of such formal written charters on an annual basis. The charters shall comply with applicable law, and the relevant code, rules and the rules applicable to the listing of the shares on the Designated Stock Exchange.
46.4	Each of the board committees has such powers and authorities of the directors, including the power and authority to affix the Seal, as are set forth in the Resolution of Directors establishing the committee, except that the directors have no power to delegate the following powers to a board committee:

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(a)	to amend the Memorandum or these Articles;

(b)	to designate board committees;

(c)	to elect, appoint or remove officers or directors;

(d)	to appoint or remove an agent;

(e)	to submit to Members any action that requires Members’ approval;

(f)	to amend or repeal any resolution adopted by the Board which by its terms may only be amended or repealed by the Board;

(g)	to approve a plan of merger, consolidation or arrangement;

(h)	to make a declaration of solvency or approve a liquidation plan; or

(i)	to make a determination that the company will, immediately after a proposed distribution, meet the solvency test set out in the Act.
46.5	The directors may, by Resolution of Directors, designate such other board committees, each consisting of one or more directors, as they deem necessary or desirable. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board.

46.6	Each committee of the Board shall keep regular minutes of its meetings and report the same to the Board when required. The meetings and proceedings of each board committee shall be otherwise governed mutatis mutandis by the provisions of those Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

46.7	The Board may, and, if required by applicable law or the listing rules of the Designated Stock Exchange, shall, adopt, institute, amend, modify or revoke corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Board on various corporate governance related matters, including board committees, as the Board shall determine by resolution from time to time.
47.	Officers and Agents
47.1	The directors may, by a Resolution of Directors, appoint any person, including a person who is a director, to be an officer or agent of the Company. Such officers may consist of a chairman of the Board, a vice chairman of the Board, a president and one or more vice presidents, secretaries and treasurers and such other officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

47.2	Each officer or agent has such powers and authorities of the directors, including the power and authority to affix the Seal, as are set forth in the Resolution of Directors appointing the officer or agent, except that no officer or agent has any power or authority with respect to the following:

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(a)	to amend the Memorandum or these Articles;

(b)	to change the registered office or agent;

(c)	to designate board committees;

(d)	to delegate powers to a board committee;

(e)	to appoint or remove directors;

(f)	to appoint or remove an agent;

(g)	to fix emoluments of directors;

(h)	to approve a plan of merger, consolidation or arrangement;

(i)	to make a declaration of solvency or approve a liquidation plan;

(j)	to make a determination that the company will, immediately after a proposed distribution, meet the solvency test set out in the Act; or

(k)	to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.
48.	Removal of Officers and Agents

The officers and agents of the Company shall hold office until their successors are duly elected and qualified, but any officer or agent elected or appointed by the directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.
49.	Duties of Officers
49.1	In the absence of any specific allocation of duties it shall be the responsibility of the chairman of the Board to preside at meetings of directors and Members, the vice chairman to act in the absence of the chairman, the president to manage the day to day affairs of the Company, the vice presidents to act in order of seniority in the absence of the president but otherwise to perform such duties as may be delegated to them by the president, the Secretary to maintain the Register, register or directors, minute books, records (other than financial records) of the Company, and Seal and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the treasurer to be responsible for the financial affairs of the Company.

49.2	Every officer has such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in these Articles or in the resolution appointing the officer or agent, except that no officer has any power or authority with respect to fixing the emoluments of directors.

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50.	Remuneration of Officers
The emoluments of all officers shall be fixed by Resolution of Directors.

51.	Standard of Care

A director, when exercising powers or performing duties as a director, shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account, but without limitation, (a) the nature of the Company, (b) the nature of the decision, and (c) the position of the director and the nature of the responsibilities undertaken by him.

52.	Conflicts of Interest
52.1	A director shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to the Board, unless the transaction or proposed transaction (a) is between the director and the Company and (b) is to be entered into in the ordinary course of the Company’s business and on usual terms and conditions.

52.2	A transaction entered into by the Company in respect of which a director is interested is voidable by the Company unless the director complies with Article 52.1 or (a) the material facts of the interest of the director in the transaction are known by the Members entitled to vote at a meeting of Members and the transaction is approved or ratified by an Ordinary Resolution of Members or (b) the company received fair value for the transaction.

52.3	For the purposes of this Article, a disclosure is not made to the Board unless it is made or brought to the attention of every director on the Board.

52.4	A director who is interested in a transaction entered into or to be entered into by the Company may vote on a matter relating to the transaction, attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum and sign a document on behalf of the Company, or do any other thing in his capacity as director that relates to the transaction.
53.	Indemnification and Exculpation
53.1	Subject to Article 53.2 the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:
(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(b)	is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

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53.2	Article 53.1 does not apply to a person referred to in that Article unless the person acted honestly and in good faith and in what he believed to be the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

53.3	The decision of the directors as to whether the person acted honestly and in good faith and in what he believed to be the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

53.4	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

53.5	If a person referred to in this Article has been successful in defense of any proceedings referred to therein, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

53.6	The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability under Article 53.1.
MEETINGS OF THE BOARD OF DIRECTORS
54.	Board Meetings

The directors of the Company shall meet at such times and in such manner and places within or outside the British Virgin Islands as they may determine to be necessary or desirable. Any director or the secretary of the Company may call a meeting of directors.

55.	Notice of Board Meetings

A director shall be given reasonable notice of a meeting of directors, but a meeting of directors held without reasonable notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting waive notice of the meeting, and for this purpose, the presence of a director at the meeting shall be deemed to constitute waiver on his part (except where a director attends a meeting for the express purpose of objecting to the transaction of business on the grounds that the meeting is not properly called). The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

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56.	Participation in Meetings by Telephone

A director may participate in any meeting of the Board, or of any committee appointed by the Board of which such director or directors are members, by telephone or other electronic means by way of which all persons participating in the meeting are able to hear each other and such participation shall be deemed to constitute presence in person at the meeting.

57.	Quorum at Board Meetings

The quorum necessary for the transaction of business at a meeting of directors shall be a majority of directors of whom at least one must be either Mr. Cheng Chung Hing, Ricky or Mr. Cheng Tai Po.
58.	Board to Continue in the Event of Vacancy

The continuing directors may act notwithstanding any vacancy in their body, save that if their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum for a meeting of the directors, the continuing directors or director may act only for the purpose of appointing directors to fill any vacancy that has arisen or summoning a meeting of Members.

59.	Chairman to Preside

At every meeting of the directors the chairman of the Board shall preside as chairman of the meeting. If there is not a chairman of the Board or if the chairman of the Board is not present at the meeting the vice chairman of the Board shall preside. If there is no vice chairman of the Board or if the vice chairman of the Board is not present at the meeting the directors present shall choose some one of their number to be chairman of the meeting.
CORPORATE RECORDS
60.	Documents to be Kept
60.1	The Company shall keep the following documents at the office of its registered agent:
(a)	the Memorandum and these Articles;

(b)	the Register or a copy of the Register;

(c)	the register of directors or a copy of the register of directors;

(d)	the register of charges or a copy of the register of charges;

(e)	copies of all notices and other documents filed by the Company in the previous ten years.
60.2	Where the Company keeps a copy of its Register or register of directors at the office of its registered agent, it shall within 15 days of any change in the register, notify the registered agent, in writing, of the change, and it shall provide the registered agent with a written record of the physical address of the place or places at which the original Register or the original register of directors is kept.

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60.3	Where the place at which the original Register or the original register of directors is changed, the company shall provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

60.4	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:
(a)	the minutes of meetings and Resolutions of Members and of classes of Members; and

(b)	the minutes of meetings and Resolutions of Directors and board committees.
60.5	Where any of the minutes or resolutions described in the previous paragraph are kept at a place other than at the office of the Company’s registered agent, the Company shall provide the registered agent with a written record of the physical address of the place or places at which the records are kept.
60.6	Where the place at which any of the records described in Article 60.4 is changed, the Company shall provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.
60.7	The Company’s records shall be kept in written form or either wholly or partly as electronic records.
61.	Form and Use of Seal

The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the Registered Office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of a director or any other person so authorized from time to time by Resolution of Directors. Such authorization may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The directors may provide for a facsimile of the Seal and of the signature of any director or authorized person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been signed as hereinbefore described.
ACCOUNTS
62.	Books of Account
62.1	The Company shall keep records that:
(a)	are sufficient to show and explain the Company’s transactions; and

(b)	will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.
62.2	Any Member who owns not less than 15 percent of all of the issued and outstanding voting shares of the Company, upon at least five days’ written demand, is entitled to inspect in person

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or by agent or attorney, during normal business hours, the books of account and all financial records of the Company, to make copies of records, and to conduct an audit of such records.
63.	Form of Records

The records required to be kept by the Company under the Act, the Memorandum or these Articles shall be kept in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act (British Virgin Islands).
64.	Financial Statements

If the Members, by an Ordinary Resolution of Members, determine, the directors shall cause to be made out and served on the Members or laid before a meeting of Members at some date not later than eighteen months after the incorporation of the Company, and subsequently once at least in every calendar year, a profit and loss account for a period in the case of the first account since the incorporation of the Company and in any other case, since the preceding account, made to a date not earlier than the date of the notice by more than twelve months, and a balance sheet as at the date to which the profit and loss account is made up. The Company’s profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit or loss of the Company for that financial period, and a true and fair view of the state of affairs of the Company as at the end of that financial period.
65.	Distribution of Accounts and audit
(a)	The Company shall prepare an annual report of the Company containing audited financial statements of the Company and its subsidiaries. The annual report shall be made available to Members prior to the Company’s annual general meeting and shall be laid before the annual general meeting. If required, the Company shall cause such annual report to be filed with the United States Securities and Exchange Commission, any other applicable federal, state or foreign regulatory authority and the Designated Stock Exchange or other securities exchange on which the shares are then listed for trading at the time in the time period required by such regulatory authority or securities exchange.

(b)	The Company shall make available to Members any interim financial statements or report which the Company may be required to file with the United States Securities and Exchange Commission and any other applicable federal, state or foreign regulatory authority at the same time or as soon as practicable following filing with such regulatory authority. If required by the Designated Stock Exchange or other securities exchange on which the shares are then listed, the Company shall file copies of such financial statements or reports therewith.
66.	Reports and Accounts

The Board shall cause to be prepared audited or unaudited profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as the Company may be required to provide to the Members or investors in the Company.

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67.	Appointment of Auditor
The directors may appoint an auditor of the Company who shall hold office until removed from office by an Ordinary Resolution and may fix his or their remuneration. Notwithstanding the above, for so long as the ordinary shares of the Company are listed or quoted on the Designated Stock Exchange, the audit committee is directly responsible for the appointment, remuneration, retention and oversight of the Company’s auditors.
68.	Duties of Auditor
The auditor shall, upon request of the directors or any general meeting of the Members, make a report on the accounts of the Company during their tenure of office.
69.	Access to Records
Every auditor of the Company shall have right of access at all times to the books of account of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditor.
70.	Auditor Entitled to Notice
The auditor of the Company shall be entitled to receive notice of, and to attend any meetings of Members of the Company at which the Company’s profit and loss account and balance sheet are to be presented.
BUSINESS COMBINATIONS
71.	Business Combinations
71.1	(a) The Company shall not engage in any Business Combination with any Interested Shareholder for a period of three years following the date such Member became an Interested Shareholder, unless:
(i)	prior to the time that the person became an Interested Shareholder, the Board approved the Business Combination; or
(ii)	prior to the time that the person became an Interested Shareholder, the Board approved the transaction which resulted in the person becoming an Interested Shareholder; or
(iii)	on or subsequent to such date the Business Combination is approved by the affirmative vote of a majority of the issued and outstanding voting shares of the Company that are not owned by the Interested Shareholder or any affiliate or associate of the Interested Shareholder at a meeting of Members called for that purpose.
(b)	The restrictions contained in this Article 71.1 shall not apply if a Member becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the Member ceases to be an Interested Shareholder;

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and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Company and such Member, have been an Interested Shareholder but for the inadvertent acquisition of ownership.
(c)	For the purpose of this Article 71 only, the term:
(i)	“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person;
(ii)	“associate,” when used to indicate a relationship with any person, means: (i) any company, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting shares; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person;
(iii)	“Business Combination,” when used in reference to the Company and any Interested Shareholder of the Company, means:
(a)	any merger, amalgamation or consolidation of the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company, wherever incorporated, with (A) the Interested Shareholder, or (B) any other company, partnership, unincorporated association or other entity, whether or not itself an Interested Shareholder of the Company, which is, or after the merger, amalgamation or consolidation would be, an affiliate or associate of the Interested Shareholder;
(b)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Company, to or with the Interested Shareholder or any affiliate or associate of the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Company or of any entity directly or indirectly wholly-owned or majority-owned by the Company which assets (A) have an aggregate market value equal to 5% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis of the Company, (B) have an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the Company, or (C) represent 10% or more of the earning power or net income, determined on a consolidated basis, of the Company;
(c)	any transaction which results in the issuance or transfer by the Company or by any entity directly or indirectly wholly-owned or majority-owned by the Company of any shares of the Company, or any share of such entity, the value of which must be at least 5% or more of the aggregate market

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value of all the issued and outstanding voting shares of the Company or any such entity to the Interested Shareholder or any affiliate or associate of the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company, or shares of any such entity, which securities were issued and outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company, or shares of any such entity, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such;
(d)	the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by, or under any agreement, arrangement or understanding, whether or not in writing, with, the Interested Shareholder or any affiliate or associate of the Interested Shareholder;
(e)	any: (A) reclassification of securities, including, without limitation, any splitting of shares, dividend distributed in shares, or other distribution of shares with respect to other shares, or any issuance of new shares in exchange for a proportionately greater number of old shares, (B) recapitalization of the Company, (C) merger or consolidation of the Company with any entity directly or indirectly wholly-owned or majority-owned by the Company, or (D) other transaction involving the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares of the Company, or shares of any such entity, or securities convertible into such shares, which is owned by the Interested Shareholder or any affiliate or associate of the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any repurchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or
(f)	any receipt by the Interested Shareholder or any affiliate or associate of the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Company), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (a)-(d) of this paragraph) provided by or through the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company;
(iv)	“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 10% or more of the issued and outstanding voting shares of any

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company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; provided that notwithstanding the foregoing, such presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;
(v)	“Interested Shareholder” means any person (other than the Company, any entity directly or indirectly wholly-owned or majority-owned by the Company and any person that, as of the date of adoption of the Articles, is the owner, directly or indirectly, of 50% or more of the issued and outstanding voting shares of the Company) that (i) is the beneficial owner, directly or indirectly, of 10% or more of the issued and outstanding voting shares of the Company, or (ii) is an affiliate or associate of the Company and was the owner of 10% or more of the issued and outstanding voting shares of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder;
(vi)	“person” means any individual, company, partnership, unincorporated association or other entity;
(vii)	“voting shares” means, with respect to any company, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a company, any equity interest entitled to vote generally in the election of the governing body of such entity;
(viii)	“owner,” including the terms “own” and “owned,” when used with respect to any shares, means a person that individually or with or through any of its affiliates or associates:
(a)	beneficially owns such shares, directly or indirectly; or
(b)	has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered shares are accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

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(c)	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (b) of this paragraph), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.
71.2	In respect of any Business Combination to which the restrictions contained in Article 71.1 do not apply but which the Act requires to be approved by the Members, the necessary general meeting quorum and Members’ approval shall be as set out in these Articles.
FUNDAMENTAL CHANGES
72.	Changes
Notwithstanding section 175 of the Act, the directors may sell, transfer, lease, exchange or otherwise dispose of the assets of the Company without the sale, transfer, lease, exchange or other disposition being authorised by an Ordinary Resolution of Members.
73.	Continuation under Foreign Law
The Company may by Special Resolution of Members or by unanimous Resolution of Directors continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.
WINDING UP
74.	Winding up
The Company may be voluntarily liquidated under Part XII of the Act if it has no liabilities and it is able to pay its debts as they become due. If the Company shall be wound up, the liquidator may, in accordance with an Ordinary Resolution of Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any such property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members in accordance with the Memorandum. This Article is without prejudice to the rights of the holders of shares issued upon special terms and conditions and to the rights, preferences and privileges of different classes of shares set forth in the Memorandum. The liquidator may vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributors as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.
We, Caribbean Corporate Services Limited, of P.O. Box 362, Road Town, Tortola, British Virgin Islands, for the purposes of incorporating an International Business Company under the laws of the British Virgin Islands hereby subscribe our name to these Articles of Association on this [ ] day of [ ] 2009.

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in the presence of:

Kishma Martin (Signed)

Trisha Evans Witness c/o P.O. Box 362 Road Town, Tortola British Virgin Islands	Kishma Martin for Caribbean Corporate Services Limited Subscriber